Filed Under Rule 424(b)(2)
                                                 Registration File No. 333-98411

                            SOUTH JERSEY GAS COMPANY

                            PRICING SUPPLEMENT NO. 5
                        Dated July 7, 2003 to Prospectus
                             dated December 16, 2002


                       Medium Term Notes, Series B, 2003-4

Interest Payment Dates:      January 15 and July 15, commencing January 15, 2004

Regular Record Date:         January 1 and July 1

CUSIP No.:                   83851M AM9

         Principal Amount:                  $2,000,000

         Interest Rate:                     5.55%

         Original Issue Date:               July 16, 2003

         Stated Maturity:                   July 15, 2033

         Price to Public:                   $1,994,760

         Agent:                             A.G. Edwards & Sons, Inc.

         Agent's Commission:                $15,000

         Proceeds, before expenses,
         to South Jersey Gas Company:       $1,979,760

         Redemption Provisions:             None prior to maturity

South Jersey Gas Company registered a total of $150,000,000 principal amount of Medium Term Notes, Series B. As of July 7, 2003, South Jersey Gas Company has priced an aggregate of $85,500,00 principal amount of Medium Term Notes, Series B, including $2,000,000 principal amount of Notes covered by this Pricing Supplement; $64,500,000 principal amount of Medium Term Notes, Series B may still be issued.

It is expected that delivery of the Notes will be made against payment therefor on July 16, 2003, which will be the seventh day of the date of this Pricing Supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on or prior to July 10, 2003 will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on or prior to July 10, 2003 should consult their own advisor.